UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*
_______________

MFA FINANCIAL, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

55272X102

(CUSIP Number)

Ellis F. Rinaldi, Esq.
Senior Managing Director and Co-General Counsel
Starwood Capital Group Global II, L.P.
591 West Putnam Avenue
Greenwich, CT 06830
(203) 422-7700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 9, 2023

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment contain information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	55272X102	Page 2

1	NAME OF REPORTING PERSONS
SAR Public Holdings II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 3

1	NAME OF REPORTING PERSONS
SOF-XI U.S. Private SAR Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 4

1	NAME OF REPORTING PERSONS
SOF-XI U.S. Institutional SAR Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 5

1	NAME OF REPORTING PERSONS
Starwood XI Management Holdings GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 6

1	NAME OF REPORTING PERSONS
Starwood XI Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 7

1	NAME OF REPORTING PERSONS
Starwood XI Management GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 8

1	NAME OF REPORTING PERSONS
SSF U.S. Investco C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 9

1	NAME OF REPORTING PERSONS
Starwood SSF U.S. Holdco C GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 10

1	NAME OF REPORTING PERSONS
Starwood Distressed Special Situations Co-Invest C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 11

1	NAME OF REPORTING PERSONS
SSF U.S. Investco K, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 12

1	NAME OF REPORTING PERSONS
Starwood SSF U.S. Holdco K GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 13

1	NAME OF REPORTING PERSONS
Starwood Distressed Special Situations Co-Invest K, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 14

1	NAME OF REPORTING PERSONS
SSF U.S. Investco S, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 15

1	NAME OF REPORTING PERSONS
Starwood SSF U.S. Holdco S GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 16

1	NAME OF REPORTING PERSONS
Starwood Distressed Special Situations Co-Invest S, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 17

1	NAME OF REPORTING PERSONS
SSF U.S. Investco, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 18

1	NAME OF REPORTING PERSONS
SSF U.S. Holdco GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 19

1	NAME OF REPORTING PERSONS
Starwood Distressed Special Situations Co-Invest, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 20

1	NAME OF REPORTING PERSONS
Starwood Distressed Special Situations Co-Invest GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 21

1	NAME OF REPORTING PERSONS
Starwood SSF GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 22

1	NAME OF REPORTING PERSONS
Starwood Capital Group Global II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
PN

CUSIP NO.	55272X102	Page 23

1	NAME OF REPORTING PERSONS
SCGG II GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 24

1	NAME OF REPORTING PERSONS
Starwood Capital Group Holdings GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 25

1	NAME OF REPORTING PERSONS
BSS SCG GP Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
OO

CUSIP NO.	55272X102	Page 26

1	NAME OF REPORTING PERSONS
Barry S. Sternlicht
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
IN

This Amendment No. 2 (“Amendment No. 2”) to Schedule 13D relates to the common stock, par value $0.001 (the “Common Stock”) of MFA Financial, Inc., a Maryland corporation (the “Issuer”), and amends and supplements the initial statement on Schedule 13D filed with the Securities and Exchange Commission on September 8, 2020 as amended by Amendment No. 1 thereto filed with the SEC on February 7, 2022 (the “Original Schedule 13D”, and together with this Amendment No. 2, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 2 shall have the same meanings ascribed to them in the Original Schedule 13D. Except as specifically provided herein, this Amendment No. 2 does not modify any of the information previously reported in the Original Schedule 13D.

As set forth below, as a result of the transactions described herein, on January 9, 2023 each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the Shares. The filing of this Amendment No. 2 represents the final amendment to the Schedule 13D and constitutes an exit filing for the Reporting Persons.

Item 5. Interest in Securities of the Issuer

Item 5(a-c) and (e) of the Original Schedule 13D is hereby amended and restated as follows:

(a,b) As a result of the Sales, the Reporting Persons no longer beneficially own any shares of Common Stock or have any voting power or dispositive power over any shares of Common Stock.

(c) On January 6, 2023, the Reporting Person sold 450,000 shares of Common Stock for a sale price of 10.4957 per share, and on January 9, 2023, the Reporting Persons sold the remaining 10,188,539 shares of Common Stock held by the Reporting Persons for a sale price of $10.0733 per share (together, the “Sales”). As a result of the Sales, the Reporting Persons no longer beneficially own any shares of Common Stock or have any voting power or dispositive power over any shares of Common Stock. Other than the Sales, the Reporting Persons have not affected any transaction in the Common Stock of the Issuer during the past 60 days.

(e) The Reporting Persons have ceased to be the beneficial owner of more than five percent (5%) of the Common Stock, effective as of January 9, 2023. The filing of this Amendment constitutes an exit filing for the Reporting Persons.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 11, 2023

SAR PUBLIC HOLDINGS II, L.L.C.

By:	SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI U.S. Institutional SAR Holdings, L.P., its Co-Managing Members
By:	Starwood XI Management Holdings GP, L.L.C., its General Partner
By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SOF-XI U.S. PRIVATE SAR HOLDINGS, L.P.

By:	Starwood XI Management Holdings GP, L.L.C., its General Partner
By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SOF-XI U.S. INSTITUTIONAL SAR HOLDINGS, L.P.

By:	Starwood XI Management Holdings GP, L.L.C., its General Partner
By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD XI MANAGEMENT HOLDINGS GP, L.L.C.

By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD XI MANAGEMENT, L.P.

By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD XI MANAGEMENT GP, L.L.C.

By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO C, L.P.

By:	Starwood SSF U.S. Holdco C GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest C, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF U.S. HOLDCO C GP, L.L.C.

By:	Starwood Distressed Special Situations Co-Invest C, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST C, L.P.

By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO K, L.P.

By:	Starwood SSF U.S. Holdco K GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest K, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF U.S. HOLDCO K GP, L.L.C.

By:	Starwood Distressed Special Situations Co-Invest K, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST K, L.P.

By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO S, L.P.

By:	Starwood SSF U.S. Holdco S GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest S, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF U.S. HOLDCO S GP, L.L.C.

By:	Starwood Distressed Special Situations Co-Invest S, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST S, L.P.

By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO, L.P.

By:	SSF U.S. Holdco GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. HOLDCO GP, L.L.C.

By:	Starwood Distressed Special Situations Co-Invest, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST, L.P.

By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST GP, L.P.

By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF GP, L.L.C.

By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD CAPITAL GROUP GLOBAL II, L.P.

By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SCGG II GP, L.L.C.

By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD CAPITAL GROUP HOLDINGS GP, L.L.C.

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

BSS SCG GP HOLDINGS, LLC

By:	/s/ Barry S. Sternlicht
	Name:	Barry S. Sternlicht
	Title:	Authorized Signatory

BARRY S. STERNLICHT

By:	/s/ Barry S. Sternlicht
	Name:	Barry S. Sternlicht